Exhibit 16.2

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ref: Fushi International, Inc.
File Ref. No. 0-19276

We have read the statements that we understand Fushi International, Inc. will include under Item 4 of its Form 8-K report it will file regarding the recent change of its certifying accountants. We agree with the statements made regarding our Firm. We have no basis to agree or disagree with the other statements made.

Very truly yours,

/s/ Jimmy C.H. Cheung & Co.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong, October 23, 2006